optionsXpress Announces Second Quarter 2006 Results

CHICAGO, IL, July 25, 2006 – optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today reported results for the three months ended June 30, 2006. Highlights from the second quarter 2006 included:

•	Record revenues of $47.3 million, a 66% year-over-year increase

•	Net income of $18.0 million, or $0.29 per diluted share

•	Daily average revenue trades (DARTs) of 28,500, a 68% year-over-year increase

•	Industry-leading 62% pre-tax margins

•	Net new accounts of 15,600, resulting in 194,300 customer accounts, a 46% increase on a year-over-year basis

•	Sequential quarterly customer asset growth of $132 million, resulting in $4.1 billion of total customer assets, a 62% increase on a year-over-year basis

“We generated strong year-over-year growth in the second quarter due to the combined impact of our many growth initiatives,” commented David Kalt, Chief Executive Officer of optionsXpress. “We maintained our growth momentum even though many retail options investors sat on the sidelines later in the quarter waiting for more predictable market conditions. Revenue and net income grew over 65% and net new account growth was solid, including 4,600 net new accounts in June.”

“We attribute this growth to our ongoing commitment to innovate and serve our customers beyond their expectations. In May, optionsXpress successfully hosted its first optionsXPO, a two-day options investing educational event attended by almost 1,000 customers in Chicago. optionsXpress was also recognized by Kiplinger’s magazine as the ‘Best Online Broker’ based on our value to the customer and the overall appeal of our platform,” added Mr. Kalt. “During the second quarter we also made excellent progress in our conversion to self-clearing, which we believe will improve the customer’s overall experience. We received regulatory approval for self-clearing from the NASD and the CBOE, and are still on target to complete the conversion by the end of the year.”

More detail regarding the financial impact of optionsXpress’ conversion to self-clearing is set forth on Appendix 1.

For the second quarter, DARTs were 28,500, up 68% from 17,000 in the second quarter of 2005. Trades per account were 38 on an annualized basis compared to 35 in the second quarter of last year. Total revenues were $47.3 million, 66% higher than the $28.6 million in the second quarter of 2005. Resulting net income was $18.0 million, or $0.29 per share on a diluted basis, a 69% increase from $10.7 million in the second quarter of last year.

“While June was one of the slowest account activity months we have experienced, most of our key business drivers remained near all-time highs. For the quarter, assets grew 3% while the broader markets were down, annualized revenue per employee remained over $1 million, and pretax margin was 62%,” stated David Fisher, Chief Financial Officer of optionsXpress. “In addition, our targeted marketing approach enabled us to spend our marketing dollars efficiently even as the market softened. Our total advertising expense per net new account remained at an industry low of $107.”

During the quarter, optionsXpress announced a dividend of $0.05 per share. The total amount of the dividend was approximately $3.1 million and was paid to shareholders on June 29, 2006.

Outlook
“This year, the typical summer slowdown, which didn’t materialize until late May, combined with choppy market conditions resulting in a significant drop in June DARTs,” commented Kalt. “We believe this decline in customer activity has likely stabilized and remain confident that the retail investor will come back as the market environment improves. In the meantime, we will focus on enhancing the platform to continue attracting accounts in the large and growing retail options market.”

Conference Call
A conference call will be broadcast live on Tuesday, July 25, 2006, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) at http://www.optionsxpress.com/investor. Subscribed users can also access the broadcast at http://www.streetevents.com. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options trading for the retail investor, offers a comprehensive and innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. Through its subsidiaries optionsXpress, Inc., an online retail brokerage, and brokersXpress, LLC, an online trading and reporting platform for independent investment professionals, the company provides a wide range of proprietary investor tools, outstanding customer service and competitive commissions that have led to recognition as the leading online brokerage firm by Barron’s in its last four annual surveys (2003-2006).

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:
Investor Inquiries:	Media Inquiries:
Janelle Woodward Ashton Partners (312) 553-6722	Josh Inglis Strategics, Inc. (312) 346-2007

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended		Change
	June 30, 2006	June 30, 2005	$	%

Revenues:
Commissions	$32,365	$20,573	$11,792	57%
Other brokerage related revenue	8,430	5,368	3,062	57%
Interest income	6,420	2,582	3,838	149%
Other income	96	58	38	66%

Total revenues	$47,311	$28,581	$18,730	66%

Expenses:
Brokerage, clearing and other related expenses	5,900	3,232	2,668	83%
Compensation and benefits	5,083	3,260	1,823	56%
Advertising	1,676	1,424	252	18%
Quotation services	1,461	939	522	56%
Depreciation and amortization	805	565	240	42%
Technology and telecommunications	713	539	174	32%
Other	2,199	1,121	1,078	96%

Total expenses	$17,837	$11,080	$6,757	61%

Income before income taxes	29,474	17,501	11,973	68%
Income taxes	11,476	6,845	4,631	68%

Net income	$17,998	$10,656	$7,342	69%

Basic earnings per share	$0.29	$0.17	$0.12	71%
Diluted earnings per share	$0.29	$0.17	$0.12	71%
Weighted average shares
outstanding — basic	62,319	61,845	474	1%
Weighted average shares
outstanding — diluted	62,611	62,474	137	0%

	Six Months Ended		Change
	June 30, 2006	June 30, 2005	$	%

Revenues:
Commissions	$64,452	$40,082	$24,370	61%
Other brokerage related revenue	17,394	10,529	6,865	65%
Interest income	11,648	4,719	6,929	147%
Other income	255	117	138	118%

Total revenues	$93,749	$55,447	$38,302	69%

Expenses:
Brokerage, clearing and other related expenses	11,627	6,878	4,749	69%
Compensation and benefits	9,890	6,085	3,805	63%
Advertising	3,552	2,771	781	28%
Quotation services	2,760	2,013	747	37%
Depreciation and amortization	1,525	1,087	438	40%
Technology and telecommunications	1,426	1,029	397	39%
Other	3,892	1,841	2,051	111%

Total expenses	$34,672	$21,704	$12,968	60%

Income before income taxes	59,077	33,743	25,334	75%
Income taxes	23,034	13,283	9,751	73%

Net income	$36,043	$20,460	$15,583	76%

Basic earnings per share	$0.58	$0.34	$0.24	71%
Diluted earnings per share	$0.58	$0.33	$0.25	76%
Weighted average shares
outstanding — basic	62,266	58,269	3,997	7%
Weighted average shares
outstanding — diluted	62,606	61,623	983	2%

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Quarter Ended		Change
	June 30,	December
	2006	31, 2005	$	%

Assets:
Cash and cash equivalents	$15,709	$10,258	$5,451	53%
Cash segregated in compliance with
federal regulations	2,421	585	1,836	314%
Short-term investments	116,664	95,275	21,389	22%
Receivable from brokers	12,327	11,765	562	5%
Security deposits	570	547	23	4%
Fixed assets, net	6,017	4,088	1,929	47%
Other assets	6,091	3,655	2,436	67%
Investment in optionsXpress Australia	549	396	153	39%

Total assets	$160,348	$126,569	$33,779	27%

Liabilities and stockholders’ equity:
Liabilities
Accounts payable and accrued liabilities	$7,641	$6,570	$1,071	16%
Payables to customers	1,803	369	1,434	389%
Current income taxes payable	0	2	(2)	(100%)
Net deferred income tax liabilities	922	1,109	(187)	(17%)

Total liabilities	10,366	8,050	2,316	29%
Stockholders’ equity	149,982	118,519	31,463	27%

Total liabilities and stockholders’
Equity	$160,348	$126,569	$33,779	27%

optionsXpress Holdings, Inc.
Statistical Operating Data

	Three Months Ended		Change
	June 30,	June 30,
	2006	2005	$ or #	%
Number of customer accounts
(at period end)(1)	194,300	133,200	61,100	46%
Daily average revenue trades
(‘‘DARTs’’)(2)	28,500	17,000	11,500	68%
Customer trades per account (3)	38	35	3	9%
Average commission per trade	$18.05	$18.90	($0.85)	(4%)
Option trades as a % of total trades	74%	76%	(2%)
Advertising expense per new
customer account (4)	$107	$86	$21	24%
Total client assets (000s)	$4,127,338	$2,551,852	$1,575,486	62%
Client margin balances (000s)	$141,315	$97,514	$43,801	45%

	Six Months Ended		Change
	June 30,	June 30,
	2006	2005	$ or #	%
Number of customer accounts
(at period end)(1)	194,300	133,200	61,100	46%
Daily average revenue trades
(‘‘DARTs’’)(2)	28,900	16,800	12,100	72%
Customer trades per account (3)	41	36	5	14%
Average commission per trade	$17.82	$19.13	($1.31)	(7%)
Option trades as a % of total trades	74%	76%	(2%)
Advertising expense per new
customer account (4)	$109	$86	$23	27%
Total client assets (000s)	$4,127,338	$2,551,852	$1,575,486	62%
Client margin balances (000s)	$141,315	$97,514	$43,801	45%

(1) Customer accounts are open, numbered accounts.

(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(3) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.
(4) Calculated based on total new customer accounts opened during the period.

APPENDIX 1:

Financial Impact of Self-Clearing

The following are optionsXpress’ estimates of certain income and expense items that will be impacted by its conversion to self-clearing. These estimates are based on current activity and customer asset levels. optionsXpress does not expect any material financial impact until 2007.

•	Interest Income. As a result of no longer sharing the interest earned on customer cash balances and margin balances with our clearing firms, the company expects the overall net yield on total customer assets to increase by 15 bps to 25 bps.

•	Clearing Costs. Per trade clearing fees paid to clearing firms represent approximately 50% of the “Brokerage, clearing and other related expenses” line item on the income statement. As a result of self-clearing the company expects to save approximately 65% to 75% of that 50%. The remaining 25-35% represents primarily license fees for the new back office product that supports self-clearing.

•	Compensation and Benefits. The company expects to increase headcount by 15 to 20 people to support self-clearing operations.

While optionsXpress believes the income and expense items listed above are the ones that will be most significantly impacted by a conversion to self-clearing, there will likely be additional expenses not reflected above.